INDEPENDENT CONSULTANT AGREEMENT

This Agreement is dated effective the 1st day of October, 2007.

BETWEEN:

Star Resorts Development Inc., a public company incorporated under the laws of the State of Nevada, with an office at 701 Brickell Avenue, Suite 1550, Miami, FL 33131

(the "**Company**")

AND:

Geoffrey Lowndes Evett, with an address at Bell Puig 28, 07181 Ca's Catala, Palma, Mallorca, Balearic Islands, Spain

(the "**Consultant**")

RECITALS:

A. The Company is primarily engaged in the business of acquiring shareholder interests in real estate projects and in developing real estate;

B. the Consultant is primarily engaged in the business of providing advisory services in respect of the structuring and management of international real estate developments including advising on potential financing of such developments; and,

C. the Company wishes to obtain and the Consultant wishes to provide certain services to the Company on the terms and conditions contained in this Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual promises contained in this Agreement, the parties agree as follows:

1. Services to be provided

1.1 Effective October 1, 2007 ("Effective Date"), the Consultant will provide international real estate development and financing services to the Company (the "Services").

1.2 The Consultant will provide the Services on an advisory basis as requested by Company.

1.3 The Consultant will report directly to the Board of Directors of the Company and will keep the Company informed of all matters concerning the Services as requested by the Company from time to time.

1.4 The Company hereby undertakes to provide to the Consultant upon demand and without delay copies of all documents and contracts whether in draft form or final form or any other form as deemed by the Consultant as being necessary to fulfil the obligations of the Consultant as contained within this agreement.

2. Compensation and Expenses

2.1 The Company will pay the Consultant $5,000 USD per month, payable at the end of each month within three business days following receipt by the Company of an invoice from the Consultant;

2.2 The Consultant acknowledges and agrees that he alone is responsible to remit any taxes or other payments related to his remuneration and expenses under this Agreement to any level of government in any jurisdiction and that no such taxes or other payments, paid or payable, will be added onto the payments the Consultant will receive from the Company.

2.3 The Consultant will be responsible for all costs associated with the performance of the Services, except as noted in section 2.4 of this Agreement.

2.4 The Consultant will be reimbursed by the Company for those out of pocket expenses incurred by the Consultant that have been approved by the Company prior to the travel or reimbursable event carried out in connection with the provision of the Services. Such out of pocket expenses include travel, accommodation and meal expenses.

2.5 The Consultant will also be reimbursed by the Company for any expense incurred in the provision of sub-contracted services incurred with lawyers and/or cost management consultants or other qualified persons provided that the provision of these services will always be pre-approved by the Board of Directors of the Company before any commitment to expenditure is undertaken.

3. Term and Termination

3.1 This Agreement will commence on the Effective Date and will terminate one year after the Effective Date (the "Termination Date"). Thereafter, this Agreement may be renewed for two additional further one year terms, upon written notice by the Company to the Consultant, on or before 30 days in advance of the Termination Date.

3.2 This Agreement may be terminated by either party at any time by giving at least 60 days advance notice in writing to the other party.

3.3 Upon termination of this Agreement for any reason, the Consultant will promptly deliver the following in accordance with the directions of the Company:

(a) A final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(b) All documents pertaining to the Company or this Agreement, including but not limited to all books of account, correspondence and contracts; and,

(c) All equipment, manuals, software, computers, devices and any other property belonging to the Company.

4. Representations by the Consultant

The Consultant represents and warrants to the Company that, as at the Agreement Date and at the Closing:

(a) The Consultant is resident of a jurisdiction other than Canada or the United States;

(b) The Consultant has received and carefully read this Agreement;

(c) The Consultant has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and, if the Consultant is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution and performance of this Agreement on behalf of the Consultant;

(d) The Consultant has adequate net worth and means of providing for its current financial needs and possible personal contingencies

(e) the entering into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, the constating documents of, the Consultant, or of any agreement, written or oral, to which the Consultant may be a party or by which the Consultant is or may be bound;

(f) The Consultant has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Consultant enforceable against the Consultant;

(g) The Consultant understands and agrees that the Company and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements contained in this Agreement, and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Consultant will promptly notify the Company;

5. Confidential Information

5.1 The Consultant acknowledges and agrees that he will acquire knowledge about the Company as follows:

(a) Its properties and business plans as well as information relating to strategies, research, communications and financial data of the Company and any information of the Company which is not readily publicly available ("Confidential Information").

5.2 The Consultant acknowledges and agrees that during and subsequent to the provisions of services to the Company, he will not use Confidential Information in any manner except as reasonably required for him to provide the Services to the Company. Without limiting the foregoing, the Consultant agrees that at all times during and subsequent to the provision of services to the Company, the Consultant will not use or take advantage of Confidential Information for the purpose of (1) providing similar services for any other company, or (2) for acquiring an interest in the actual properties or the properties adjacent to the actual properties in which the Company has a legal or beneficial interest in or that the Company is considering acquiring a legal or beneficial interest in at the time the Services were performed.

5.3 Upon the request of the Company and, in any event, upon the termination of the provision of Services to the Company, the Consultant acknowledges and agrees that he will immediately return to the Company all materials, including all copies in whatever form, except the Consultant's personal notes, retained in order to record the date, location and description of the Services.

5.4 The Company hereby warrants and undertakes that any documentation provided by the Consultant and or nominated sub-contractors pursuant to clause 2.5 above will be for the exclusive use of the Company and/or any of its subsidiaries and for no other purpose whatsoever.

6. Non-Solicitation

6.1 Non-Solicitation. During the term of this Agreement and for a period of one year from the date of termination of this Agreement for any reason, the Consultant will not:

(b) solicit or entice, or attempt to solicit or entice, either directly or indirectly, any supplier, contractors, consultant, customer or prospective customer of

the Company as at the date of termination of this Agreement, to become a supplier, contractor, consultant, or customer of any business or enterprise that competes with the Company;

(c) Solicit or entice, or attempt to solicit or entice, either directly or indirectly, any employee of the Company as at the date of termination of this Agreement, to become an employee to any business or enterprise that competes with the Company.

7. Independent Consultant Relationship

7.1 It is expressly acknowledged and agreed that:

(d) The Consultant is acting as an independent Consultant in performing the Services under this Agreement, and the Consultant does not have any right to make contracts or other legal commitments or obligation for the Company unless authorised by the Company in writing to so do;

(e) The Consultant need only devote such portion of the Consultant's time as is necessary to complete the Services and the Consultant is not precluded from acting in any other capacity for any other person, firm or Company provided that it does not conflict with the Consultant's duties to the Company as set out in this Agreement;

(f) The Company will not pay any contribution to a pension plan, employment insurance, or federal and provincial withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship; and,

(g) The Consultant is solely responsible for the his own registration and payment of assessments for coverage with any worker's compensation or insurance programme.

7.2 The Consultant represents and warrants that the Consultant has the right to perform the Services required under this Agreement without violation of obligations to others and that all advice, information, and documents given by the Consultant to the Company under this Agreement may be used fully and freely by the Company, unless otherwise so designated orally or in writing by the Consultant at the time of communication of such information (e.g. information shared with the Consultant in a confidential manner or on a non-attribution basis).

8. General

8.1 This Agreement cancels and supersedes any existing Agreement or other arrangement between the Company and the Consultant, and contains the entire Agreement and obligation between the parties with respect to its subject matter. No amendment to this Agreement will be valid or effective unless in writing and signed by both parties.

8.2 The Consultant agrees to indemnify the Company from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) that may be made by any level or agency of government of any country or other jurisdiction for payments due for taxes, employment insurance, pension programs or disability, workers' compensation programs or related plans or organizations that require the Company to pay an amount under laws or regulations in relation to any Services provided to the Company pursuant to this Agreement. This paragraph will survive termination of this Agreement. The Consultant further agrees to indemnify the Company from all losses, claims, actions, damages, assessments or demands (including reasonable legal fees and expenses) which result from the Consultant's negligent acts or omissions.

8.3 Any notice given or required to be given under this Agreement will be in writing and signed by or on behalf of the party giving it. Such notice may be served personally and in either case may be sent by priority post, addressed in the case of the Company its office, and in the case of the Consultant to the last known address. Any notice served personally will be deemed served immediately, and if mailed by priority post will be deemed served 72 hours after the time of posting.

8.4 The Consultant may not sell, assign or transfer any rights or interests created under this Agreement or delegate any of the Consultant's duties without the prior written consent of the Company.

8.5 This Agreement will be governed by and construed in accordance with the laws of the State of Florida and each party submits to the jurisdiction of courts of competent jurisdiction in the State of Florida.

8.6 This Agreement will be to the benefit of and be binding on the respective heirs, executors, administrators, and successors of each of the parties.

INTENDING TO BE LEGALLY BOUND, the parties have signed this Agreement as of the day and year first written above.

Star Resorts Development Inc.

Per: ______________________
Authorized Signatory

SIGNED, SEALED and DELIVERED by Geoffrey Lowndes Evett in the presence of:	)	
Signature	)	
Print Name EDWARD INGRAM	)	Geoffrey Lowndes-Evett
Address AVE. DE. GOLF 47	)	
C.S.A. SANTA ROZA	)	
Occupation CO. DIRECTOR	)	